Exhibit 99.2

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Balance Sheet as of March 31, 2008

The following pro forma unaudited condensed consolidated financial information gives effect to the sale of assets. This pro forma balance sheet assumes the transactions occurred as of April 5, 2007. The pro forma unaudited condensed consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sales had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Ecash, Inc. after the asset sales.

	Clarity Imaging International, Inc.	Ecash, Inc.	Consolidated Ecash, Inc. with 100% of Subsidary

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,147	$1,500	$11,647
Inventory	$89,536		89,536
Accounts receivable, net	125,369	-	125,369
Total Current Assets	225,052	1,500	226,552

Due from affiliates		47,787	47,787
Property and equipment, net	4,204	-	4,204
Total Assets	$229,256	$49,287	$278,543

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$89,345	$-	89,345
Accrued Liabilities	58,759	-	58,759
Total Current Liabilities	148,104	-	148,104

Note Payable - affiliates	68,823	-	68,823
Total Liabilities	216,927	-	216,927

Shareholders' Equity
CLARITY IMAGING INTERNATIONAL, INC.
Common stock, $0.001 par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	1
Additional paid-in capital	587,449
	-
ECASH, INC.
Common stock, $0.001 par value, 500,000,000 shares authorized, 21,244,114 shares issued and outstanding		21,244	21,244
Additional paid-in capital	-	-
Retained Earnings (Accumulated deficit)	(575,121)	28,043	372
Total Shareholders' Equity	12,329	49,287	21,616

Total Liabilities & Shareholders' Equity	$229,256	$49,287	$238,543

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Statement of Operations March 31, 2008

The following pro forma unaudited condensed consolidated financial information gives effect to the sale of assets. This pro forma balance sheet assumes the transactions occurred as of April 5, 2007. The pro forma unaudited condensed consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sales had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Ecash, Inc. after the asset sales.

	Clarity Imaging International, Inc.	Ecash, Inc.	Consolidated Ecash, Inc. with 100% of Subsidary

NET REVENUES	$847,633	$-	$847,633

Cost of Goods Sold	466,198		466,198
Gross profit	381,435		381,435

OPERATING EXPENSES:
Sales and marketing	21,563	-	21,563
General and administrative	362,750	15,000	377,750
Depreciation and amortization	3,500	-	3,500

INCOME FROM OPERATIONS	(6,378)	(15,000)	(21,378)

Other expenses/(Income):
Total other expense	-	-	-
Total other expenses, net	-	-	-

LOSS BEFORE INCOME TAXES	(6,378)	(15,000)	(21,378)

INCOME TAX (BENEFIT) PROVISION	-	-	-

NET LOSS	$(6,378)	$(15,000)	$(21,378)

NET LOSS PER SHARE:

Loss per share - baisc and diluted	(6)	(0)	(6)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Weighted average shares outstanding - basic and diluted	1,000	21,244,114	21,244,114